RESTATED ARTICLES OF INCORPORATION

                                    OF

                     UNITED SECURITY BANCSHARES, INC.


     The undersigned, acting as incorporator of a corporation under the Code of Alabama, adopts the following Articles of Incorporation for such corporation:

     FIRST:  The name of the corporation is United Security Bancshares, Inc.

     SECOND:  The period of its duration is perpetual.

     THIRD: The purpose or purposes for which the corporation is organized are to engage in business as a bank holding company under the Bank Holding Company act of 1956, as amended, and to transact any or all lawful business for which corporations may be incorporated under the Alabama Business Corporation Act.

     FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 2,400,000 shares of common stock, par value of $0.01 per share.

     FIFTH: The address of the initial registered office of the corporation is 131 West Front Street, Thomasville, Alabama, 36784, and the name of the initial registered agent at such address is Robert F. Adams.

     SIXTH: The number of directors constituting the initial Board of Directors of the corporation is nine (9), and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

          NAME                ADDRESS

     Robert F. Adams                    Post Office Box 249
                                   Thomasville, Alabama  36784

     W. H. Andrews, Jr.                 Post Office Box 249
                                   Thomasville, Alabama  36784

     B. A. Cogle, Jr.                   Post Office Box 249
                                   Thomasville, Alabama  36784

     William G. Harrison, Jr.           Post Office Box 249
                                   Thomasville, Alabama  36784

     Donald C. Nichols                  Post Office Box 249
                                   Thomasville, Alabama  36784

     L. E. Pope                         Post Office Box 249
                                   Thomasville, Alabama  36784

     Harold H. Spinks                   Post Office Box 249
                                   Thomasville, Alabama  36784

     William L. Spinks                  Post Office Box 249
                                   Thomasville, Alabama  36784

     J. C. Stanley                      Post Office Box 249
                                   Thomasville, Alabama  36784

     SEVENTH:  The name and address of each incorporator is:

     Robert F. Adams                    Post Office Box 249
                                   Thomasville, Alabama  36784

     EIGHTH: In amplification and not in limitation of the applicable provisions of the Act:

          Section 1.

          (a) Except as provided in subsection (d) of this Section 1, the Corporation (which term, for purposes of this Article, includes any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction) shall indemnify an individual who is or was a director, officer, employee or agent of the Corporation or an individual who, while a director, officer, employee or agent of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an "Indemnitee", which term includes, unless the context requires otherwise, the estate or personal representative of such individual) who was, is or has threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding") because he or she is or was a director, officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), all reasonable expenses, including counsel fees, incurred with respect to a Proceeding ("Liability") incurred in the Proceeding if:

               (1) the Indemnitee conducted himself or herself in good faith; and

               (2)  the Indemnitee reasonably believed:

                    (i)  in the case of conduct in his or her
               Official Capacity (meaning thereby (a) when used with respect to a director, the office of director in the Corporation; and (b) when used with respect to an individual other than a director, the office in the Corporation held by an officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation; "Official Capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise) with the Corporation, that the conduct was in its best interest; and

                    (ii) in all other cases that the conduct was at
               least not opposed to its best interest; and

               (3) in case of any criminal Proceeding the Indemnitee had no reasonable cause to believe his or her conduct was unlawful.

          (b) An Indemnitee is considered to be serving an employee benefit plan at the Corporation's request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, the Indemnitee to the plan or to participants in or beneficiaries of the plan. An Indemnitee's conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and beneficiaries of, the plan is conduct that satisfies the requirement of subsection
     (a)(2)(ii) of this Section 1.

          (c) The termination of a Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the Indemnitee did not meet the standard of conduct described in this section.

          (d) The Corporation shall not indemnify an Indemnitee under this section:

               (1) in connection with a Proceeding by or in the right of the Corporation in which the Indemnitee was adjudged liable to the Corporation; or

               (2) in connection with any other Proceeding charging improper personal benefit to the Indemnitee, whether or not involving action in his or her Official Capacity, in which the Indemnitee was adjudged liable on the basis that personal benefit was improperly received by him or her.

          (e) Indemnification provided under this section in connection with a Proceeding by or in the right of the Corporation is limited to reasonable expenses, including counsel fees, incurred in connection with the Proceeding.

          Section 2. The Corporation shall indemnify an Indemnitee who was successful, on the merits or otherwise, in the defense of any Proceeding, or of any claim, issue or matter in such Proceeding, where he or she was a Party because he or she is or was a director, officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses, including counsel fees, incurred in connection therewith, notwithstanding that he or she was not successful on any other claim, issue or matter in any such Proceeding.

          Section 3.

          (a) The Corporation may pay for or reimburse the reasonable expenses, including counsel fees, incurred by an Indemnitee who was a party to a Proceeding in advance of final disposition of the Proceeding if:

               (1) the Indemnitee furnishes the Corporation a written affirmation of good faith and belief that he or she has met the standard of conduct described in Section 1 above;

               (2) the Indemnitee furnishes the Corporation a written undertaking, executed personally or on the Indemnitee's behalf, to repay the advance if it is ultimately determined that the Indemnitee did not meet the standard of conduct, or is not otherwise entitled to indemnification under Section 1(d), unless an indemnification is approved by the court under the provisions of the Act;

               (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article EIGHTH.

          (b) The undertaking required by subsection (a)(2) above must be an unlimited general obligation of the Indemnitee but need not be secured and may be accepted without reference to financial ability to make repayment.

          (c) Determinations and authorizations of payment under this section shall be made in the manner specified in Section 4 below.

          Section 4.

          (a)  The Corporation may not indemnify an Indemnitee under
     Section 1 above unless authorized in the specific case after a determination has been made that indemnification of the Indemnitee is permissible in the circumstances because the Indemnitee has met the standard of conduct set forth in Section 1 above.

          (b)  The determination shall be made:

               (1) by the board of directors of the Corporation by a majority vote of a quorum consisting of directors not at the time Parties to the Proceeding;

               (2)  if a quorum cannot be obtained under subdivision
          (1) above, by a majority vote of a committee duly designated by the board of directors (in which designation directors who are Parties may participate) consisting solely of two or more directors not at the time Parties to the Proceeding;

               (3)  by special legal counsel;

                    (i)  selected by the board of directors as
               committee in the manner prescribed in subdivision (1) or
               (2) above; or

                    (ii)  if a quorum of the board of directors
               cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by a majority vote of the full board of directors (in which selection directors who are Parties may participate); or

               (4) by the shareholders, but shares owned or voted under the control of Indemnitees who are at the time Parties to the Proceeding may not be voted on the determination. A majority of the shares that are entitled to vote on the transaction by virtue of not being owned by or under the control of such Indemnitees constitutes a quorum for the purpose of taking action under this section.

          (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (b)(3) to select counsel.

          Section 5. The Corporation may purchase and maintain insurance, or furnish similar protection (including but not limited to trust funds, self-insurance reserves or the like), on behalf of an individual who is or was a director, officer, employee or agent of the Corporation, who, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against Liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee or agent, whether or not the Corporation would have the power to indemnify him or her against the same Liability under Sections 1 or 2 above.

          Section 6.

          (a) Any indemnification, or advance for expenses, authorized under this Article EIGHTH shall not be deemed exclusive of and shall be in addition to that which may be contained in the Corporation's bylaws, a resolution of its shareholders or board of directors, or in a contract or otherwise.

          (b) This Article EIGHTH does not limit the Corporation's power to pay or reimburse expenses incurred by an Indemnitee in connection with the Indemnitee's appearance as a witness in a Proceeding at a time when he or she has not been made or named defendant or respondent to the Proceeding.

     NINTH: No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except liability for (a) the amount of a financial benefit received by director to which he or she is not entitled; (b) an intentional infliction of harm on the Corporation or the shareholders; (c) voting for or assenting to any unlawful distribution, as defined in the Alabama Business Corporation Act; (d) an intentional violation of criminal law; or (e) a breach of the director's duty of loyalty to the Corporation or its shareholders. If the Alabama Business Corporation Act hereafter is amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended Alabama Business Corporation Act.

                              INCORPORATOR


                              /s/ Robert F. Adams
                              Robert F. Adams